Exhibit 99.1

Texas Roadhouse, Inc. Announces First Quarter 2026 Results

Declares Quarterly Dividend of $0.75 per Share

LOUISVILLE, KY. (May 7, 2026) – Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 weeks ended March 31, 2026.

Financial Results

Financial results for the 13 weeks ended March 31, 2026 and April 1, 2025 were as follows:

	13 Weeks Ended
($000's, except per share amounts)	March 31, 2026	April 1, 2025	% change
Total revenue	$1,633,166	$1,447,648	12.8%
Income from operations	146,341	134,733	8.6%
Net income	123,433	113,662	8.6%
Diluted earnings per share	$1.87	$1.70	9.6%

Results at company restaurants for the 13 weeks ended March 31, 2026, as compared to the prior year as applicable, included the following:

●	Comparable restaurant sales increased 7.1% and store weeks increased 5.7%;
●	Average weekly sales were $174,151 of which $25,374 were to-go sales as compared to average weekly sales of $163,071 of which $22,146 were to-go sales in the prior year;
●	Restaurant margin dollars increased 10.5% to $264.4 million from $239.3 million in the prior year primarily due to higher sales. Restaurant margin, as a percentage of restaurant and other sales, decreased 36 basis points to 16.3% as commodity inflation of 6.2% and wage and other labor inflation of 3.8% were partially offset by higher sales;
●	Diluted earnings per share increased 9.6% primarily driven by higher restaurant margin dollars and the impact of share repurchases partially offset by higher depreciation and amortization expenses and higher general and administrative expenses;
●	Four company restaurants and two franchise restaurants were opened; and
●	Capital allocation spend included capital expenditures of $80.2 million, franchise acquisitions of $71.8 million, dividends of $49.4 million, and repurchases of common stock of $28.2 million.

Jerry Morgan, Chief Executive Officer of Texas Roadhouse, Inc., commented, “We kicked off 2026 with terrific momentum, thanks to the hard work and discipline of all our operators. Our strong traffic trends continue to fuel sales growth, and it’s clear that our commitment to delivering a legendary experience is appreciated by our guests.”

Morgan added, “On the development front, we have already opened seven company restaurants so far this year and currently have an additional 22 under construction. Our focus on new store development and strategic franchise acquisitions, along with our disciplined approach to capital allocation, has us positioned for sustained growth and ensuring we continue to generate long-term value for our shareholders.”

2026 Outlook

Comparable restaurant sales at company restaurants for the first five weeks of the second quarter of our 2026 fiscal year increased 6.5% compared to 2025. In addition, the Company implemented a menu price increase of approximately 1.9% in early April.

Management updated the following expectations for 2026:

●	Commodity inflation of 6% to 7%.

Management reiterated the following expectations for 2026:

●	Positive comparable restaurant sales growth, including the benefit of menu pricing actions;
●	Store week growth of 5% to 6%, including the benefit from franchise acquisitions;
●	Wage and other labor inflation of 3% to 4%;
●	An effective income tax rate of 14% to 15%; and
●	Total capital expenditures of approximately $400 million.

Cash Dividend Payment

On May 6, 2026, the Company’s Board of Directors approved the payment of a quarterly cash dividend of $0.75 per share of common stock. This payment will be distributed on June 30, 2026, to shareholders of record at the close of business on June 2, 2026.

Non-GAAP Measures

The Company prepares the unaudited condensed consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). Within the press release, the Company makes reference to restaurant margin (in dollars, as a percentage of restaurant and other sales, and per store week). Restaurant margin represents restaurant and other sales less restaurant-level operating costs, including food and beverage costs, labor, rent, and other operating costs. Restaurant margin should not be considered in isolation, or as an alternative, to income from operations. This non-GAAP measure is not indicative of overall company performance and profitability in that this measure does not accrue directly to the benefit of shareholders due to the nature of the costs excluded. Restaurant margin is widely regarded as a useful metric by which to evaluate core restaurant-level operating efficiency and performance over various reporting periods on a consistent basis. In calculating restaurant margin, the Company excludes certain non-restaurant-level costs that support operations, but do not have a direct impact on restaurant-level operational efficiency and performance, including pre-opening and general and administrative expenses. The Company excludes pre-opening expenses as they occur at irregular intervals and would impact comparability to prior period results. The Company excludes depreciation and amortization expenses, substantially all of which relate to restaurant-level assets, as they represent a non-cash charge for the investment in restaurants. The Company excludes impairment and closure expenses as it believes this provides a clearer perspective of ongoing operating performance and a more useful comparison to prior period results. Restaurant margin as presented may not be comparable to other similarly titled measures of other companies in the industry. A reconciliation of income from operations to restaurant margin is included in the accompanying financial tables.

Conference Call

Texas Roadhouse, Inc. is hosting a conference call today, May 7, 2026, at 5:00 p.m. Eastern Time to discuss these results. The call will be webcast live from the investor relations portion of the Company’s website at www.texasroadhouse.com. Listeners may also access the call by dialing (888) 440-5667 or (646) 960-0476 for international calls and referencing the Texas Roadhouse, Inc. First Quarter 2026 Earnings. A replay of the call will be available until May 14, 2026, by dialing (800) 770-2030 or (609) 800-9909 for international calls and using conference ID 7714420.

About the Company

Texas Roadhouse, Inc. is a growing restaurant company operating predominantly in the casual dining segment that first opened in 1993 and today has grown to over 820 restaurants system-wide in 49 states, one U.S. territory, and ten foreign countries. For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, conditions beyond management’s control such as weather, natural disasters, disease outbreaks, epidemics, or pandemics impacting customers or food supplies; labor or supply chain shortages or limited availability of staff or product needed to meet the Company’s business standards; changes in consumer discretionary spending and macroeconomic conditions, including inflationary pressures and the impact of tariffs; food safety and food-borne illness concerns; and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors include but are not limited to those described under “Part I—Item 1A. Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 30, 2025. These factors should not be construed as exhaustive and should be read in conjunction with other filings with the Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

# # #

Contacts:

Investor Relations	Media
Michael Bailen	Megan Pence
(502) 515-7298	(502) 461-1878

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended
	March 31, 2026	April 1, 2025
Revenue:
Restaurant and other sales	$1,626,689	$1,440,342
Royalties and franchise fees	6,477	7,306
Total revenue	1,633,166	1,447,648
Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):
Food and beverage	574,302	490,991
Labor	534,619	479,975
Rent	24,713	22,477
Other operating	228,626	207,615
Pre-opening	6,636	6,812
Depreciation and amortization	56,843	48,800
Impairment and closure, net	—	28
General and administrative	61,086	56,217
Total costs and expenses	1,486,825	1,312,915
Income from operations	146,341	134,733
Interest income, net	545	1,301
Equity income from investments in unconsolidated affiliates	144	225
Income before taxes	147,030	136,259
Income tax expense	21,035	20,200
Net income including noncontrolling interests	125,995	116,059
Less: Net income attributable to noncontrolling interests	2,562	2,397
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$123,433	$113,662

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$1.87	$1.71
Diluted	$1.87	$1.70
Weighted average shares outstanding:
Basic	65,921	66,485
Diluted	66,120	66,714
Cash dividends declared per share	$0.75	$0.68

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2026	December 30, 2025
Cash and cash equivalents	$214,561	$134,709
Other current assets, net	147,860	316,767
Property and equipment, net	1,834,692	1,803,841
Operating lease right-of-use assets, net	912,787	879,521
Goodwill	275,036	242,220
Intangible assets, net	28,622	17,742
Other assets	161,172	154,672
Total assets	$3,574,730	$3,549,472

Current liabilities	788,841	908,837
Operating lease liabilities, net of current portion	972,478	943,070
Other liabilities	275,025	215,863
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	1,516,957	1,460,820
Noncontrolling interests	21,429	20,882
Total liabilities and equity	$3,574,730	$3,549,472

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	13 Weeks Ended
	March 31, 2026	April 1, 2025
Cash flows from operating activities:
Net income including noncontrolling interests	$125,995	$116,059
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	56,843	48,800
Share-based compensation expense	13,456	12,550
Deferred income taxes	6,286	(4,347)
Other noncash adjustments, net	778	1,544
Change in working capital, net of acquisitions	55,722	63,134
Net cash provided by operating activities	259,080	237,740
Cash flows from investing activities:
Capital expenditures - property and equipment	(80,165)	(77,389)
Acquisitions of franchise restaurants, net of cash acquired	(71,778)	(78,297)
Other investing activities, net	5,190	129
Net cash used in investing activities	(146,753)	(155,557)
Cash flows from financing activities:
Proceeds from revolving credit facility, net	50,000	—
Repurchase of shares of common stock, including excise taxes as applicable	(28,195)	(50,151)
Dividends paid to shareholders	(49,407)	(45,171)
Other financing activities, net	(4,873)	(11,001)
Net cash used in financing activities	(32,475)	(106,323)
Net increase (decrease) in cash and cash equivalents	79,852	(24,140)
Cash and cash equivalents - beginning of period	134,709	245,225
Cash and cash equivalents - end of period	$214,561	$221,085

Texas Roadhouse, Inc. and Subsidiaries

Reconciliation of Income from Operations to Restaurant Margin

($ in thousands)

(unaudited)

	13 Weeks Ended
	March 31, 2026	April 1, 2025
Income from operations	$146,341	$134,733

Less:
Royalties and franchise fees	6,477	7,306

Add:
Pre-opening	6,636	6,812
Depreciation and amortization	56,843	48,800
Impairment and closure, net	—	28
General and administrative	61,086	56,217

Restaurant margin	$264,429	$239,284

Restaurant margin (as a percentage of restaurant and other sales)	16.3%	16.6%

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except restaurant margin $ per

store week and weekly sales by group)

(unaudited)

	13 Weeks Ended
	March 31, 2026	April 1, 2025	Change
Company restaurants (all concepts)
Restaurant and other sales	$1,626,689	$1,440,342	12.9%
Store weeks	9,376	8,870	5.7%
Comparable restaurant sales (1)	7.1%	3.5%

Restaurant operating costs (as a % of restaurant and other sales)
Food and beverage costs	35.3%	34.1%	(122)	bps
Labor	32.9%	33.3%	46	bps
Rent	1.5%	1.6%	4	bps
Other operating	14.0%	14.4%	36	bps
Total	83.7%	83.4%

Restaurant margin %	16.3%	16.6%	(36)	bps
Restaurant margin $	$264,429	$239,284	10.5%
Restaurant margin $/Store week	$28,203	$26,977	4.5%

Texas Roadhouse restaurants only:
Store weeks	8,518	8,111	5.0%
Comparable restaurant sales (1)	7.5%	3.5%
Average unit volume (2)	$2,341	$2,190	6.9%
Weekly sales by group:
Comparable restaurants (619 and 580 units)	$181,030	$169,279	6.9%
Average unit volume restaurants (23 and 28 units)	$155,344	$138,192	12.4%
Restaurants less than 6 months old (15 and 21 units)	$168,119	$157,237	6.9%

Bubba’s 33 restaurants only:
Store weeks	728	642	13.4%
Comparable restaurant sales (1)	0.9%	3.9%
Average unit volume (2)	$1,610	$1,592	1.1%
Weekly sales by group:
Comparable restaurants (48 and 41 units)	$123,624	$123,117	0.4%
Average unit volume restaurants (4 and 7 units)	$126,645	$118,709	6.7%
Restaurants less than 6 months old (4 and 2 units)	$148,448	$145,011	2.4%

Texas Roadhouse franchise restaurants only:
Store weeks	1,188	1,295	(8.3)%
Comparable restaurant sales	6.3%	4.7%

(1)	Comparable restaurant sales reflect the change in sales for all company restaurants across all concepts, unless otherwise noted, over the same period of the prior year for restaurants open a full 18 months before the beginning of the period, excluding sales from restaurants permanently closed during the period, if applicable.
(2)	Average unit volume includes sales from restaurants open for a full six months before the beginning of the period, excluding sales from restaurants permanently closed during the period, if applicable.

Texas Roadhouse, Inc. and Subsidiaries

Restaurant Unit Activity

(unaudited)

	13 Weeks Ended
	March 31, 2026	April 1, 2025	Change
Restaurant openings
Company - Texas Roadhouse	4	7	(3)
Company - Bubba’s 33	—	1	(1)
Company - Jaggers	—	—	—
Total company restaurants	4	8	(4)

Franchise - Jaggers - Domestic	1	—	1
Franchise - Texas Roadhouse - Int'l (1)	1	—	1
Total franchise restaurants	2	—	2

Total restaurants	6	8	(2)

Restaurant acquisitions/dispositions
Company - Texas Roadhouse	5	14	(9)
Franchise - Texas Roadhouse - Domestic	(5)	(14)	9

Restaurants open at the end of the quarter
Company - Texas Roadhouse	657	629	28
Company - Bubba’s 33	56	50	6
Company - Jaggers	10	9	1
Total company restaurants	723	688	35

Franchise - Texas Roadhouse - Domestic	31	42	(11)
Franchise - Jaggers - Domestic	6	4	2
Franchise - Texas Roadhouse - Int'l (1)	61	57	4
Franchise - Jaggers - Int'l	1	1	—
Total franchise restaurants	99	104	(5)

Total restaurants	822	792	30

(1)	Includes a U.S. territory.